UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HANMI FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HANMI FINANCIAL CORPORATION

Proxy Statement

Errata Sheet

The proxy statement for the Hanmi Financial Corporation 2026 annual meeting of stockholders (the “annual meeting”), dated April 15, 2026 incorrectly identified the effect of broker non-votes on the proposals presented at the annual meeting. That information has been provided below, along for the sake of clarity, with a recitation of the required vote for each proposal at the annual meeting.

This would not impact any shares that were previously voted in favor of or against any of the proposals or for individuals that submitted an abstention.

Q:	What vote is required to approve each proposal at the Annual Meeting?

A:	1.

Election of Directors. Directors are elected by a majority of votes cast in uncontested elections. In order to be elected to the Board, the votes cast “for” the nominee must exceed the number of votes cast “against” the nominee.

2.

Advisory Vote on the Compensation of our Named Executive Officers (“NEOs”). Approval, on an advisory basis, of the compensation of our NEOs requires the affirmative vote of a majority of the shares present in person or represented by proxy.

3.

Approval of 2026 Employee Stock Purchase Plan. Approval of the Hanmi Financial Corporation 2026 Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy.

4.

Ratification of Selection of Auditors. Ratification of the selection of Crowe LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 requires the affirmative vote of a majority of the shares present in person or represented by proxy.

Q:	What is the effect of broker non-votes and abstentions?

A:

Abstentions and broker non-votes will be counted for determining a quorum. Your broker, however, will not be entitled to vote without your instruction on the election of directors, the advisory (non-binding) proposal to approve the compensation of our NEOs, and the Hanmi Financial Corporation 2026 Employee Stock Purchase Plan (the “ESPP”). Your broker will be authorized to vote your shares on the ratification of our independent registered public accounting firm even if it does not receive instructions from you.

Abstentions and broker non-votes will have no effect on the election of directors in Proposal 1, the advisory (non-binding) vote to approve the compensation of NEOs in Proposal 2, the approval of the ESPP in Proposal 3 or the ratification of our independent registered public accounting firm in Proposal 4.